Exhibit 5.1

January 27, 2014

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

Re:	Mohegan Tribal Gaming Authority Registration Statement on Form S-4 filed on January 27, 2014

Ladies and Gentlemen:

We have acted as special counsel to the Mohegan Tribal Gaming Authority (the “Authority”), an instrumentality of The Mohegan Tribe of Indians of Connecticut (the “Tribe”), a federally recognized Indian tribe, in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), on January 27, 2014, of the proposed offer by the Authority to exchange (the “Exchange Offer”) up to $500,000,000 of its outstanding unregistered 9.75% Senior Notes due 2021 (the “Outstanding Notes”) and the related guarantees (the “Outstanding Guarantees”) for (i) a like principal amount of its 9.75% Senior Notes due 2021 (the “Registered Notes”) and (ii) guarantees (the “Registered Guarantees”) of the guarantors listed in the Registration Statement (the “Registrant Guarantors”) pursuant to the Indenture referred to below, in each case whose sale will be registered under the Act. The Authority is proposing the Exchange Offer in accordance with the terms of a Registration Rights Agreement with respect to the Outstanding Notes by and among the

Mohegan Tribal Gaming Authority

January 27, 2014

Authority, the Registrant Guarantors and Credit Suisse Securities (USA) LLC and RBS Securities Inc., as representative of the initial purchasers referenced therein, dated as of August 15, 2013.

The Outstanding Notes and the Outstanding Guarantees have been, and the Registered Notes and the Registered Guarantees will be, issued pursuant to an Indenture, dated as of August 15, 2013 (the “Indenture”), by and among the Authority, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. The Registered Notes, the Registered Guarantees and the Indenture are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion that we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents and of the Authority and the Registrant Guarantors. We have also assumed the valid authorization, execution and delivery of the Transaction Documents by each party thereto (other than the Authority and the Registrant Guarantors), and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that the Indenture constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms. We have also assumed that, except with respect to the Relevant Laws (as defined below), the execution, delivery and performance by each of the Authority and the Registrant Guarantors of the Transaction Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not contravene its respective certificate or articles of organization, certificate of limited partnership, limited liability company agreement, limited partnership agreement or other organizational documents; except with respect to Relevant Laws, violate any law, rule or regulation applicable to it; or result in any conflict with, or breach of any agreement or document binding on it. In addition, the enforceability of indemnification provisions may be subject to public policy considerations. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

Mohegan Tribal Gaming Authority

January 27, 2014

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than (i) the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Authority, the Registrant Guarantors, the Transaction Documents or the transactions governed by the Transaction Documents; (ii) the Delaware Limited Liability Company Act and (iii) the federal securities laws of the United States of America, in each case of clauses (i), (ii) and (iii), as in effect on the date hereof (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Law” does not include (i) any law, rule or regulation that is applicable to the Authority, the Registrant Guarantors and the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any laws, rules or regulations relating to Indian matters or the laws of the Tribe, or otherwise applicable because the Tribe is a federally (or state) recognized Indian tribe, or because the Authority or Registrant Guarantors are engaged in the gaming industry. We have not made any special investigation as to the applicability of any specific law, rule or regulation.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) laws of the State of Connecticut, the State of Connecticut – Mohegan Tribe Gaming Compact dated May 17, 1994, approved December 5, 1994 and the law of the Tribe, we have relied upon the opinion dated January 27, 2014 of Rome McGuigan, P.C. and (ii) the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion, dated January 27, 2014, of Rosenn Jenkins & Greenwald LLP, in each case of clauses (i) and (ii), which are opinions being filed as exhibits to the Registration Statement.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the Registered Notes have been duly executed, authenticated, issued and delivered by the Authority and the Registrant Guarantors in accordance with the terms of the Indenture against receipt of the Outstanding Notes surrendered in exchange therefor, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with:

Mohegan Tribal Gaming Authority

January 27, 2014

(a)	the Registered Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Authority, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(b)	the Registered Guarantees proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of each Registrant Guarantor, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ WACHTELL, LIPTON, ROSEN & KATZ